SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 25, 1996



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




                             Maine 1-5139 01-0042740
               (State of Incorporation) (Commission (IRS Employer
                       File Number) Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (207) 623-3521










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Item 1 through Item 4.  Not applicable.

Item 5.  Other Events.

(a) Filing of Restructuring Proposal

          As previously reported, the Maine Legislature in 1995 took action by legislative resolve (the "Resolve") to commence a process of developing recommendations for the Maine Public Utilities Commission ("MPUC") on the future structure of the electric utility industry in Maine. The process included the appointment of a "Work Group on Electric Utility Restructuring" (the "Work Group"), which was composed of many diverse interests and charged with developing a plan for "the orderly transition to a competitive market for retail purchases and sales of electric energy" and examining related issues. The Work Group conducted discussions of issues involved in electric utility restructuring, but was unable to reach a consensus on a recommended plan by its November 1, 1995, reporting deadline.

          In addition, the Resolve directed the MPUC to conduct a study to develop at least two plans, starting the process no later than January 1, 1996, and submitting a report of its findings, including the required plans, to the Legislature no later than January 1, 1997. One plan would be designed to achieve "...full retail market competition for purchases and sales of electric energy by the year 2000" and the other to achieve a more limited form of competition. The Resolve further stated that the findings of the MPUC would have no legal effect, but that the MPUC's study would "...provide information to the Legislature in order to allow the Legislature to make informed decisions when it evaluates those plans."

          On December 12, 1995, pursuant to the resolve, the MPUC issued a Notice of Inquiry (the "Notice") initiating its study. In the Notice the MPUC solicited "...detailed proposals and plans for achieving retail competition in Maine by the year 2000" and requested that the proposals include "...specific plans (including implementation timetables) for an orderly transition to a more competitive market." The Notice required that plans and proposals be filed with the MPUC by interested parties by January 31, 1996, and outlined a schedule calling for submittal of a final report by the MPUC to the Legislature in December 1996, with a draft report issued for comments on July 19 after completion of discovery, party conferences, and opportunities for public participation.

          On January 31, 1996, the Company filed its restructuring proposal with the MPUC, along with its initial comments on issues raised by the Legislature in the Resolve and the MPUC in the Notice. The major elements of the Company's proposed plan as filed are the following:

          (1) The Company's generating assets, contracts and obligations would be separated from its transmission and distribution assets and obligations into separate entities by distributing shares of the newly formed transmission and distribution company to the Company's stockholders, assuming other aspects of its proposal are accepted.

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          (2) Assuming certain necessary changes in the management and operation of the regional transmission grid have been effected, retail customers would begin to have the opportunity to purchase unbundled energy directly from suppliers, marketers or load aggregators by the end of the year 2000, with a possible phase-in to total open access to such energy over a period of years.

          (3) Economic and resource-planning regulation of generation would cease, with the Federal Energy Regulatory Commission ("FERC") continuing to regulate transmission, and distribution remaining a franchised monopoly. The entity providing distribution services would be subject to performance-based regulation of its earnings, similar to the Company's present Alternative Rate Plan, and the current "duty to serve" all customers would be replaced by a duty to connect customers to allow them access to the retail generation market.

          (4) Full recovery of strandable costs would be achieved through a transition charge to all retail customers, and generation-related strandable costs would be recovered through a transition contract between the generation company and the transmission and distribution company. Amounts recovered would include the costs of fulfilling obligations under contracts with non-utility generators, as well as investments (and returns thereon) and other obligations undertaken by the Company in fulfilling its legal duty to serve, with incentives for the Company to mitigate such costs where mitigation can be achieved.

          In its proposal the Company estimates that its potential strandable cost exposure, as of December 31, 1995, could be as much as $2 billion, with above-market purchased-power contracts with non-utility generators responsible for approximately 60 percent of that amount and deferred "regulatory assets" approximately 25 percent.

          In addition to a detailed description of the elements of its proposal and their implementation mechanics, the Company's submittal contains responses to the issue-based questions specifically posed in the Resolve and the Notice and an identification of the overriding changes in current law that would be required to implement the Company's proposal.

          The Company believes there are many uncertainties associated with any major restructuring of the electric utility industry in Maine. Among them are: the positions that will ultimately be taken by the MPUC on the Company's proposal and other options and proposals submitted in response to the Notice; the role of the FERC in any restructuring involving the Company and the ultimate positions it will take on relevant issues within its jurisdiction; whether or to what extent the United States Congress will become involved in resolving or redefining the issues through legislative action and, if so, with what results; whether the necessary political consensus can be reached on the significant and

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complex  issues  involved  in  changing  the  long-standing   structure  of  the
electric-utility industry; and, particularly with respect to the Company, to what extent the Company will be permitted to recover its strandable costs. The Company cannot predict the results of the filing of its proposal with the MPUC, what form the restructuring, if any, of the electric utility industry in Maine will take, or what effect any resulting restructuring will have on the Company's business operations or financial results.


(b) 1995 financial Results Announced

          On January 25, 1996, the Company announced its financial results for 1995. The Company reported earnings of $27.8 million ($0.86 per share), compared with a loss of $33.8 million ($1.04 per share) in 1994, and said that the weak earnings for 1995 reflected the unexpected repair and replacement-power costs (approximately $0.70 per share) of having the Maine Yankee Atomic Power Company nuclear off-line for eleven months of the year to repair defective steam-generator tubes. The 1994 loss was attributable to one-time charges to earnings that totaled $100.4 million in connection with the negotiated terms of the Company's Alternative Rate Plan ("ARP"), which became effective January 1, 1995.

          The  Company's  operating  revenues  for  1995  totaled  $916
million,   compared   with  $905  million  in  1994.   Sales  were  9.0  billion
kilowatt-hours ("kwh") in 1995, a decrease of two percent from 9.2 billion kwh in 1994.

          The Company's rate of return on equity ("ROE") for 1995 was 5.7 percent, a rate low enough to trigger the sharing mechanism in the ARP. Chief Financial Officer David E. Marsh stated, however, that the Company intended "to pursue options to minimize the price impact of any sharing and confine any increase below the rate of inflation", in accordance with its 1994 pledge to confine increases to such levels for the rest of the decade. He noted that the Company had had more than $44 million of unexpected expenses in 1995 related to Maine Yankee and an early-retirement program.

Item 6 through Item 8.  Not applicable.


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                                    SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           CENTRAL MAINE POWER COMPANY


                                       By: ----------------------------------
                                           D. E. Marsh
                                           Vice President, Corporate Services,
                                           Treasurer and Chief Financial
                                           Officer

Dated:  February 1, 1996


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